Exhibit 99.2

Global Power Equipment Group, Inc. Company	GEG Ticker	Restatement of Fiscal 2004 and Quarterly 2005 Results Call Event Type	Mar. 9, 2006 Date

MANAGEMENT DISCUSSION SECTION

Operator: Good morning and welcome ladies and gentlemen to the Preliminary Fourth Quarter Earnings Conference Call. At this time I would like to inform you that this conference is being recorded today, Thursday, March 9th, 2006. Currently all participants are in a listen-only mode. After the presentation we will conduct a question and answer session. [Operator Instructions]. It is now my pleasure to introduce Mr. Bob Zwerneman, Director of Investor Relations for Global Power. Please go ahead sir.

Bob Zwerneman, Director of Investor Relations

Thanks Heather. Good morning everyone and thank you for being with us this morning. Joining me today are Al Brousseau, Global Power Equipment Group’s President and Chief Executive Officer; John Matheson, our newly-elected Executive Vice President and Chief Operating Officer; and Jim Wilson, our Chief Financial Officer.

We do not have a presentation to review for this call this morning, but I want to inform everyone that today’s call will contain some forward-looking statements and non-GAAP financial information. We want to refer you to the language regarding these statements for the Safe Harbor and Reg G Compliance Statements that are contained in yesterday’s press release. That information is available in the Investor Relations section on our website also.

We will be discussing a number of issues today including the restatement of our previously filed financial results for 2004, and the second, third, and fourth quarters of 2004, and the first, second, and third quarters of 2005. This information will be incorporated in our Form 10-K for 2005 which we expect to file somewhere before the end of March. As we have not completed the work on our 2005 audit as yet, some of the information that we will share with you today will be of a preliminary nature.

With that I’ll turn the call over to Al.

Reynolds A. Brousseau, President and Chief Executive Officer

Good morning everyone and thanks for being on our call today on what was relatively short notice. We would like to spend a few minutes this morning addressing the issues we have encountered in our Heat Recovery and Auxiliary Power Business units, the current state of our business and sales performance, and providing everyone with an update of our financial situation and outlook. Jim will address the financial details in a few minutes. However, I want to comment briefly on the restatement, which will primarily impact fiscal 2004. The main issue resulted largely from a breakdown of communication between our Shanghai based trading company and the project teams that were overseeing the projects in the US. And after a thorough review, we have since implemented the appropriate processes and that will prevent a reoccurrence of such a situation again.

As we stated in yesterday’s press release, we expect to record substantial cost overruns in our Heat Recovery segment during the fourth quarter. As we have shared with everyone in the past several conference calls, we have contended with a number of challenges in our business, including weak market conditions in late 2003 and into 2004 that created intense competition. Rising labor costs at some contract fabricators due to capacity constraints, mostly tied to a strong demand in other industries caused our labor costs to significantly increase at our subcontractors in

2005. Add to that the rising cost of steel and long-standing bid practices that our industry had been using for decades, along with poor execution in our own procurement practices, you have a recipe for trouble. The changes we witnessed were unprecedented and caught our industry and our organization flatfooted.

I have previously informed you of my participation in product review sessions and how I learned of the issues we shared with you on previous calls. As 2005 came to an end and several large projects were winding down, we became aware of substantial cost overruns which caused us to reassess all of our major Heat Recovery projects. While some of the execution problems were industry-related, most should have been avoided. The question is what are we doing to fix it? We’ve made significant management changes over the past six months and will continue to attract and hire the best people available to reinforce a higher level of performance.

To encourage the process, I have now become much more active in working with every level of our operating companies where there have been major issues, especially in our Heat Recovery business unit. In addition to project management reviews, I personally sit in on all the estimating meetings for major projects that we are bidding. In those meetings, we review the line-by-line details and firm backup quotes from material suppliers and from subcontractors. Our goal is to nail down the big ticket items that will comprise more than 80% of our total costs on a project to assure our bid amount has a solid basis for profitability.

Global Power is more fortunate than most of our competitors in that we also have a tremendous low-cost facility in Nanjing, China. We can produce and have produced world-class products at probably the lowest cost to be found at our own factory. And I want to emphasize this point. In the execution phase of some of the projects that turned unprofitable, the overall scope of work was split between our own Nanjing facility and our international manufacturing partners that had previously been a low-cost source.

Looking ahead at 2006 and 2007, the Heat Recovery jobs that we recently won will be manufactured at our Nanjing facility. This way we can better monitor costs, schedule, maintain our quality on a daily, weekly, and monthly basis. This ability to better insource or outsource our production as necessary will make us a stronger and more competitive company. But China production is only a part of the equation. We will continue to outsource a large part of our fabrication; however, with the addition of new people and systems, we will be much better prepared to monitor our own performance. We do have the industry’s best product, the strongest reputation for quality and execution, and our organization to an individual understands we need to do much better. We have brought on board new people with great credentials and will add others that will improve our performance.

We are working closely with our engineering, procurement, and estimating teams, every major cost element in new awards were scrutinized to ensure that costs were consistent with current information or firm bids that we received to minimize any risk of major negative variances as we move through the build cycle for the projects. I have also been active in encouraging our sales teams to negotiate better payment terms and avoid the large working capital swings that we encountered during the second half of the year. The good news is in the past two months we have booked some very good jobs at substantially higher margins and we’ve also turned down some bids that didn’t meet that threshold.

My commitment is that I will spend virtually all of my time in our Minneapolis office or in front of customers and vendors and manufacturing partners along with members of our operating unit to make sure that the problems we had during 2005 do not happen again. This is what I’ve done for most of my 35 years in the power business. I understand every part of the process from beginning to end, and I will devote as much time as necessary to this effort. You probably won’t see me much on road trips or available for conferences or one-on-ones, but in my place you most likely will see John Matheson.

Now let me just explain a little bit of John Matheson’s role going forward. As we announced separately yesterday, our Board has elected John to serve as our Executive Vice President and Chief Operating Officer for Global Power. John will share the responsibility for operations and other corporate functions. John has been instrumental in helping shape our company’s vision and streamlining our operations, and is a proven leader. He has helped guide the strategic direction of the company and will effectively communicate the Global Power story. He and Bob Zwerneman will visit with investors and prospective investors over the coming weeks, and those of you who meet with them will come to realize we are fielding a strong team to communicate our initiatives and opportunities.

And with those opening remarks, I’ll turn the call over to John to provide some additional updates on the business.

John M. Matheson, Executive Vice President and Chief Operating Officer

Well, thanks Al and good morning. The problems we encountered during 2005 in our Heat Recovery segment were similar to those we had encountered in our Auxiliary Power segment during the first half of 2005. After considerable research and discussion, we engaged Ernst & Young Transaction Advisory Services to help us implement a program to literally reinvent that business unit. It took the better part of 7 months and a huge effort by our employees, but it was well worth it.

Today in this business unit, we’re operating on a management information system that has real-time reports, better sales people, estimating teams, procurement personnel, engineering, project management, and senior management can view on projects we have and are bidding. This new system greatly reduces our risks and provides the necessary information to effectively operate our business. It also becomes the binding glue that brings accountability into the operation and the equation. Bid proposals are constructed with input from engineering, procurement, project management, and sales. This allows us to update our database dynamically, which rolls forward in the jobs that we will bid. We expect that the improvements in costs and cycle time reduction will pay for this system many times over.

Now while the system supports the process, to be successful it still requires the right people. And to that end, we’ve made sweeping changes in a number of areas within our Auxiliary Power segment as we have upgraded personnel in the areas of finance, sourcing, and quality. Late last year, we also brought on board a new chief operating officer for this business unit with roots in international manufacturing companies such as Diebold and GE Power Systems. He’s quickly come up to speed and is making a tremendous contribution by bringing new ideas and better practices to this business unit. Having played a key role in the process, I can say with confidence that the effort has been well worth the investment, as the organization now functions far more effectively with the new systems, processes, and people.

We also formed a new Global supply chain operations group that is driving our costs lower by implementing bulk buy programs, source material and fabrication, and reduce costs across all of our business units. As we move forward to implement the same tune-up in our Heat Recovery segment, the effort is expected to yield far greater results. You also saw in yesterday’s press release that John McNaughton will be joining us as the company’s Chief Information Officer and VP of Performance, Planning, and Strategy. John was a tremendous help in reinventing our Auxiliary Power business unit over the past 7 months while he was with Ernst & Young, and will be assisting Al in Minneapolis as we go about a similar process in our Heat Recovery business unit. We are very fortunate to have someone with John’s background, experience and skills join Global Power to lead our performance improvement initiatives.

And we’ll continue to invest in and strengthen our Heat Recovery segment to make it the industry leader in operational excellence. With a low-cost structure married to superior delivery, it will become the most value oriented provider of highly engineered solutions in the marketplace. Personally, I just returned from our Deltak Power Equipment China operation in Nanjing, and I witnessed again why it is such an important part of our current supply chain. We do intend to use it as an even larger part of our product sourcing as we move forward.

In closing, we’re confident that we’re taking the proper steps to prevent another disappointment like this in the future and what makes us even more optimistic is knowing that our end markets continue to strengthen, that our employees are professional and dedicated, and they are able to build processes that work and discard the ones that don’t, and most importantly, what accountability means.

And with that, I’ll turn it over to Jim to speak to the financial information.

James P. Wilson, Vice President of Finance and Chief Financial Officer

Okay, thanks John. We covered the specific details of our restatement in yesterday’s press release and 8-K filing. I want to reaffirm that the restatement is related to two projects taken by our Chinese subsidiary, GPESH. The primary cause of the restatement was poor communication between our US companies and GPESH. In February 2006, we went live with a new ERP system at GPESH, which allows us to communicate better between our US companies and GPESH. Because of this increased communication, we believe that this will resolve the issues that led to the restatement.

Due to a number of project cost overruns within our Heat Recovery statement, which Al addressed earlier, Global Power Equipment Group currently estimates a preliminary net loss of between 11 million to 13 million for the fourth quarter of fiscal 2005 or between $0.23 to $0.28 per diluted share on revenues of approximately 116 million. Please note that this estimate excludes a possible impact from a potential goodwill impairment and/or an increase in the deferred tax asset valuation allowance, which are under review as a result of this significant fourth quarter loss. These potential non-cash charges could be material.

At December 31, 2004, the company had approximately 21 million of cash, which has increased slightly since this time. Based on company forecasts, using the latest actual and expected projects, we anticipate being cash flow positive for 2006. The company also announced that it entered into an amendment to its senior credit facility that waives compliance with various covenants for prior and future periods and also established new covenants for the 2006 calendar year. The specific details of this amendment have been incorporated into our Form 8-K, which was filed yesterday.

I would now like to address our bookings and backlog. In the fourth quarter, we booked 120 million of new orders against revenue of approximately 116 million which resulted in our year end backlog rising slightly to 387 million from the 384 million that we had at the end of September. However, we have received several significant project awards at significantly higher gross margins during early 2006 which we believe will improve the overall quality of orders on hand. We estimate that our consolidated first quarter net bookings will approach 125 million with an average expected gross margin of 16%. This includes 152 million of new bookings offset by 27 million moved from firm to primary backlog for an order on hold. The bookings include the Services segment where margins are typically in the 12% to 13% range. Also the average gross margin for our product segment during the first quarter is expected to be around 18%.

Our Services business was a great acquisition performing exactly as expected. We also expect that our Auxiliary Power business will have a good year after the systems and personnel changes implemented during 2005 start to take effect.

As Al addressed, we believe that we have a definitive plan in place for our Heat Recovery business and we will be implementing new processes and systems during the year that will deal with and resolve the issues that produced our fourth quarter losses. As we stated in yesterday’s press release, the investment that we’ll be making in our Heat Recovery segment, the loss of anticipated gross profit on several jobs that will be essentially finished by mid-year 2006, and unplanned fees associated with the recent amendment to our credit facility will reduce our estimated earnings by roughly $0.07 per diluted share from our previous guidance provided last November.

In spite of the fourth quarter setback, we believe 2006 will be a good year for Global Power. Once again, we will have an additional conference call after we release the final year end results and can go into a much higher level of detail at that time.

With those remarks, let’s open it up for questions.

Bob Zwerneman, Director of Investor Relations

Heather, can you poll the group?

QUESTION AND ANSWER SECTION

Operator: Absolutely. [Operator Instructions]. The first question is going to come from Sanjay Shrestha from First Albany. Please go ahead sir.

<Q – Sanjay Shrestha>: Great, thank you. Good morning guys. First question here, I mean what I’m a little surprised about is you guys have done a great job of surviving one of the worst possible downturn in the power market and we seem to be kind of running on all these issues here after having revisited the numbers several times. So, could you guys go into some more detail in line with your positive expectation for 2006 at a level of comfort for us that you have looked at things pretty closely and pretty deep that there are no other negative surprises that can come out?

<A – Reynolds Brousseau>: Yes Sanjay, let me answer that question okay? As you know, I have been actively involved and have been living in Minneapolis in particular the last couple of months working through a lot of these issues. But let’s be clear that there is no one that’s pleased as an individual in our organization about what’s happened as a result of 2004. The effect and the resonation throughout the organization has been dramatic. I could sum it up in two words: discipline and accountability. And that’s what we’re pushing for in 2006 is the discipline to do what we said we were going to do in ‘05 and make sure we go out and bid good jobs, profitable jobs, and manage those jobs well, and hold people accountable.

Now, let me go and answer specifically your question. Let me describe the process we went through as an organization to determine the losses. A portion of our losses were in the Auxiliary Power segment wherein these were costs incurred in a product line that we actually booked in 2004 and shipped in 2005, and we have not supplied this particular product since 2004 orders, nor do we intend to. But the process of looking at the losses as well is that we’ve had senior level experienced industry experts across the company, and we have pulled some of those from our Williams Industrial Services group who have a lot of industrial and EPC experience. We spent a lot of time going through all the projects, the major projects in the Heat Recovery segment, and doing a detailed analysis and performed what I call a risk management analysis of each significant Heat Recovery project. And, we’ve done that as well for all the other projects that we have in Heat Recovery in other areas in the last two months and we’ve identified any risks that need to be mitigated.

Now, as Jim mentioned in his discussion on backlog, we have booked over $60 million in new orders in the Heat Recovery segment during the first two months of 2006. And, I’ve spent a lot of time in having significant pre-bid discussions on risk management, payment terms, a lot of iterations on understanding the cost estimates for these projects before we actually put the final price in and based also on the current costs that we have incurred on all these projects. Right now, it’s a fairly rigid practice for bidding for any new significant orders, and we are holding people accountable and my involvement is there for an indefinite period of time, as well as some other senior managers. So, that’s the basis for where we are, where we’ve gotten to. And we felt that we scrubbed all of the projects, and we really have a – we probably now today in the last two months have a real good handle on what our costs to complete are on the existing projects that we have in there and going forward.

<Q – Sanjay Shrestha>: Okay. Kind of a follow-up question on that; just a bit of a surprise that, why didn’t you guys scrub some of these projects when you readjusted the guidance? I mean, what was the surprise factor for you internally that again led to this Q4 performance being the way it is, and now what is the level of comfort? What are some of the systems that you’ve put in place from a risk management standpoint? What are some of the specific things that you’ve done that this is not going to get repeated again?

<A – Reynolds Brousseau>: Okay Sanjay. Let me answer the first part, okay? Let’s describe some of the losses, okay?

<Q – Sanjay Shrestha>: Okay.

<A – Reynolds Brousseau>: As we explained about in the earlier calls, the higher than anticipated supplier and final material costs constituted probably about 60% of the losses that we incurred. But what we had also was a lot of unanticipated freight costs, shipping costs, because a lot of stuff is done overseas, and delays in shipping and all kinds of issues that occurred that, some were beyond our control, but they are part of the cost of doing business on major projects.

<Q – Sanjay Shrestha>: Okay.

<A – Reynolds Brousseau>: That was about 30% of the cost.

<Q – Sanjay Shrestha>: Okay.

<A – Reynolds Brousseau>: And then we had a couple projects where we actually were doing construction, which is not the norm for the Heat Recovery segment, okay? That probably incurred another 10% of the losses that we looked at and we felt that we wanted to mitigate some of those risks going forward. So, that was the basis for the description of the project losses that we discovered and went through and did the real deep analysis on.

<Q – Sanjay Shrestha>: Okay.

<A – Reynolds Brousseau>: And let me turn it over to John to describe some of the processes now that we’ve done and are going to do.

<A – John Matheson>: Yeah, let me talk about that because it was in part of my opening comments. As I said, many of these things that we saw in the latter part of ‘05 around November or so in the Heat Recovery segment we had seen earlier on in the year in our Auxiliary Power segment, now albeit it to a much smaller scale. But when we started seeing those things in our Auxiliary Power segment that’s when we launched this initiative internally. We called it the Empower Project and went in and looked at processes, people, organizations, systems, and we implemented that and that is now live as of February of this year.

Now since we have that available and we have proper communication between the groups and we have information and tools available, better project management, and all those other groups I mentioned before can look at and share between the groups and with our China trading company, we’re going to use those best practices and move that right over into our Heat Recovery segment. We’re launching that; it’s already been launched today through that process, and that should be complete by August of this year.

<Q – Sanjay Shrestha>: Okay, great. Two quick follow-ups, if I could. One, on the losses that you guys talked about with your trading partner in China and the lack of communication, does that change your view on doing business in China or the level of profitability associated with that?

<A – James Wilson>: No it really doesn’t, Sanjay – this is Jim. It’s more, the very first project we took on our HRSG group was through this trading company and that’s really not the way we do that anymore. So it’s more of a one-off type item. And some of the issues just related to, just a clear misunderstanding about the way that projects should be handled in China with regard to value-added tax and other issues and that’s what led to some of the misunderstandings.

<Q – Sanjay Shrestha>: Okay great, one last question then. Did the EPS number for 2006, $0.10 to 0.16, that is slightly below the prior expectation, is that now related to most of this information technology-related stuff to make better reliability from a production standpoint, estimation standpoint, or there is some follow through cost overruns that is again going to have an impact in ‘06?

<A – James Wilson>: I guess I’ll answer that. There’s really, we feel like we’ve really looked through these projects good. Al has spent a lot of time up there as he mentioned on this call and in the questions so we feel like we’ve addressed those issues. If you look at the declining guidance like I talked about in my script…

<Q – Sanjay Shrestha>: Sure.

<A – James Wilson>: We have a $0.07 decline, and if you want to break that down, about $0.03 of that is due to this recent debt restructuring that we just talked about

<Q – Sanjay Shrestha>: Okay.

<A – James Wilson>: $0.02 of that is due to the Deltak restructuring that John talked about, Heat Recovery…

<Q – Sanjay Shrestha>: Okay.

<A – James Wilson>: With regard to new processes, systems, and so forth. And then the final $0.02 of that would just be due to the fact that you have less opportunity margin because you’ve recognized costs on these jobs. As they go into next year, we don’t think they’re going to get worse but we…

<Q – Sanjay Shrestha>: Yeah.

<A – James Wilson>: …don’t think the margins would be lower than what we predicted originally. And that’s really the summary.

<Q – Sanjay Shrestha>: Okay that’s great and I’ll back into queue. Thanks guys.

<A – Bob Zwerneman>: Next question please.

Operator: Thank you very much. The next question comes from Rich Wesolowski from Sidoti & Company.

<Q – Richard Wesolowski>: Thank you, just first on some data points. You mentioned the 11 to $13 million fourth quarter loss, but how much was the write down that you took on those 2 projects?

<A – James Wilson>: Well I’ll try to explain that, it was actually several projects and the increased cost on those projects was approximately $15 million. The P&L impact wasn’t as great as that, it was in the 11 million to $12 million range because some of that is just a reduction of future profitability, not necessarily in the fourth quarter.

<Q – Richard Wesolowski>: Okay, so in the fourth quarter you took, there was about 11 million or $12 million so you guys would have come in somewhere around breakeven. Had you not recognized this, say this went out into the first half of this year, you guys would have reported something of a breakeven number?

<A – James Wilson>: Well the 11 million or 12 million is after tax, and of course these are preliminary numbers because we’re still working on getting our financials done, but we thought we needed to discuss this with everybody, but those were after-tax numbers so we still would have had a loss because we just wouldn’t have had a lot of profitability from that segment.

<Q – Richard Wesolowski>: Okay. Were the 2 or the 3 projects highlighted on the third quarter call the only jobs that were written down in the fourth quarter?

<A – James Wilson>: Those were probably the majority, but then there were other ones which were written down somewhat.

<Q – Richard Wesolowski>: Which ones?

<A – James Wilson>: Other projects. There are 5 or 6 of them in total.

<Q – Richard Wesolowski>: Do you have any specifics as far as what types of equipment or geographically where they were, customers or anything like that?

<A – James Wilson>: Rich, it’s all the Heat Recovery equipment, so all projects booked in 2005.

<Q – Richard Wesolowski>: Okay.

<A – Bob Zwerneman >: I think booked into our – nothing in ‘06 was affected by that. Booked in ‘04 or ‘05, and that was based on what Al had looked at.

<Q – Richard Wesolowski>: Okay.

<A – Reynolds Brousseau>: Rich, those were, I would say we probably had 10 to 12 major projects currently going on in the Heat Recovery segment right now and as Jim mentioned and as Bob has mentioned a little bit, most of those that we took the losses on were all booked in ‘04 or the first month or so of ‘05. And some of that is just going back and really understanding. Is it all losses? No. There’s still some profit, but it’s a reduced amount of profit on a couple of those jobs. But you’ve got to be realistic and take a look at what’s my true cost going to be, cost to come, and really do a real good, deep analysis of the risk mitigation and that’s what we’ve done the last couple of months.

<Q – Richard Wesolowski>: Okay. How much revenue do you expect that the jobs that were written down are going to contribute to the first quarter or first half, and when do you expect the big ones to be completed?

<A – James Wilson>: I think we’d better go over that in two weeks or when we do our final call so we have all the details of that, Rich.

<Q – Richard Wesolowski>: Okay. Moving towards, I mean we spoke a lot about the bidding practices and going line by line. Can you go into a little more detail as to the changes that you made in either personnel or systems for the internal controls? I mean, it sounds like there were just costs left out in Siberia on some of these China projects that caused the restated earnings for 2004 and 2005, and it seems that while Al is spending a lot of time in Minneapolis, it just appears that if he was not then things wouldn’t right the ship. And, I just want to gain a little more confidence in the lower levels of management that is now in place in those segments.

<A – Reynolds Brousseau>: Let me tell you this Rich, is that we are actively looking at, as we have done in the Auxiliary Power segment, we’re actively looking at hiring a few more good people. We have a lot of good people in the Heat Recovery segment. Part of it was we just weren’t communicating among different groups in different sections. We have let go some key people in the organization who are no longer there, and we’re actively looking to replace those, and that’s part of the reason I’m there. The decision was made, I made to release some people and I’ll step in and help out as much as possible. We’re actively looking at trying to hire some people so that I don’t have to be there all the time, but what I want to do is find the right person who understands my philosophy of how to do business, who understands large project management philosophy, and what we as stakeholders, including yourselves as investors want to see in the company. So, that’s the process. If you look at the other organizations we’ve had some other changes in other areas. And, again we’re still looking to replace some of those people, and I’ll just leave it at that for now.

<Q – Richard Wesolowski>: Okay. And finally, could you give us some more detail on where a potential goodwill write down will be taken, specifically whether or not there’s a potential for a write down at Williams?

<A – James Wilson>: I can tell you right now there’s not a potential for write down at Williams, so as I mentioned earlier, that business unit is really functioning exactly like we anticipated and they’re doing very, very well. So there’s no issue there. It would be probably premature until we do all of our final analyses to say when and where that might be and there’s a lot of interrelated parts as we examine our deferred tax assets and our goodwill, so it all relates together.

<Q – Richard Wesolowski>: Okay, thank you very much.

Operator: Thank you very much sir. The next question comes from Martin Malloy from Hibernia Southcoast. Please go ahead.

<Q – Martin Malloy>: Good morning and I’m sorry if I missed this before, if you talked about it before, but in terms of the timing of when some of these projects are going to be completed, when will the last one that you know of be completed?

<A – James Wilson>: I would say Marty, that most of these projects are going to be completed during the first part, first half or so of 2006. There is one large project that Al referred to vaguely that we have installation on and that project actually goes into 2007, and so that’s really the summary. I would say the majority of it, 75%, 80% would be completed during the first half of 2006.

<A – Reynolds Brousseau>: Yeah Marty, I think if you look at the material supply portion of all these contracts we’re talking about, almost all of those are done in the next – first and second quarters of ‘06. It’s just some of the construction and of course you always have commission, by the time they get it constructed, related issues later on. But that’s down the road a piece. But our costs are at material costs.

<Q – Martin Malloy>: Okay and then in terms of, you mentioned you’d booked several good projects at good margins here recently, in the last couple of months. Can you give us any help in terms of geography, where those projects are being booked or where you see more opportunities perhaps?

<A – James Wilson>: For the HRSG projects, they’re mainly in Canada and the United States, for now. And our Auxiliary Power, of course our Services business, they’re all in the United States. And then for Auxiliary Power, there’s several different locations. There are some in the Middle East, some in Asia, some in the US and that’s the breakdown…

<A – Bob Zwerneman >: And some in China.

<A – James Wilson>: Some in China.

<Q – Martin Malloy>: Okay.

<A – Bob Zwerneman >: We’ll provide that detail on our call in two weeks. We’ll give you our revenue and try to give you some color on backlog.

<Q – Martin Malloy>: Okay. And then in terms of your revolver bank facility, can you update us as far as what capacity you have there for bonds as well as letters of credit?

<A – James Wilson>: Yes. Our total capacity on the revolver is $60 million. And we currently have outstanding about $25 million of letters of credit. And then we have some borrowings in China which impact that also, maybe 3 million or 4 million. So we have about $30 million in availability for LCs or cash borrowings.

<Q – Martin Malloy>: Okay. Thank you.

<A – Bob Zwerneman>: Thank you. Heather, do we have any other questions?

Operator: There are no further questions at this time. Actually we have another – we have a follow-up question form Rich Wesolowski. Please go ahead sir with your follow-up. Pardon me, sir, please go ahead with your follow-up. Mr. Wesolowski? Apparently he doesn’t have a question, sir.

Bob Zwerneman, Director of Investor Relations

Yeah, he has cut off there. Well, thank you everyone for participating in the call. And as Jim stated, we’ll be releasing somewhere we think in the next two weeks and filing our K by the end of March and we will be holding a conference call to discuss those results. We do not know that specific date at this time, but we will provide details as quickly as we can. Also before we close, I want to remind people that we did contain some forward-looking statements and non-GAAP financial information and refer you to the language that I spoke to earlier. Also I’m not sure if there is going to be, if Thomson actually picked this up today from a transcript point, so we do have a tape of it and a replay that will be available for a couple weeks by dialing 800-675-9924, again that’s 800-675-9924 inside North America. Outside North America it’s 303-750-0857. There is a replay ID code and that number is 30806, again the ID code is 30806. Thank you again and this concludes our call.

Operator: Thank you ladies and gentlemen, that does conclude the conference for today. We thank you for participating. You may now all disconnect.

Disclaimer

The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information expressed herein on this date is subject to change without notice. Any opinions or assertions contained in this information do not represent the opinions or beliefs of FactSet CallStreet, LLC. FactSet CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein.

THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED "AS IS," AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, FactSet CallStreet, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NON-INFRINGEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER FACTSET CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MALFUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF.

The contents and appearance of this report are Copyrighted FactSet CallStreet, LLC 2005. CallStreet and FactSet CallStreet, LLC are trademarks and service marks of FactSet CallStreet, LLC. All other trademarks mentioned are trademarks of their respective companies. All rights reserved.